Exhibit 99.1

Press Release

Friday, November 20, 2009

For further information, contact

Judy Naus at 651-286-8623

or info@biotelinc.com

Biotel Announced Profitable First Quarter ended September 30, 2009

Minneapolis, November 20, 2009 – Biotel Inc. (Bulletin Board: BTEL.OB) announced results for its first quarter ended September 30, 2009 with net earnings of $128,000, or $0.04 per diluted share, on revenues of $3,263,000. This compares to net earnings of $328,000, or $0.11 per diluted share, on revenues of $3,168,000 for the first quarter of last year.

Commenting on the first quarter results, Biotel President and CEO Steve Springrose said:

“Biotel enjoyed strong sales and earnings through the first quarter and believes its upcoming new wireless event and MCT products have favorable attributes for the arrhythmia service market. Nevertheless, sales of Braemar wireless arrhythmia monitors are expected to diminish versus fiscal year 2009. Following the announcement of Biotel’s planned merger with CardioNet, Inc, many of our customers made other plans for the purchase of wireless products they had intended to purchase from us. We expect that many of these customers will not purchase their future requirements for wireless products from us notwithstanding the termination of the merger agreement by CardioNet. On July 16, 2009, Biotel commenced a lawsuit claiming CardioNet breached and improperly terminated the merger agreement. Biotel is seeking specific performance and damages.

“We are not forecasting major national customers for our Fusion MCT products and will market Fusion and ER920W devices to regional scanning services. Additionally, two major customers issued purchase orders for wireless and event recorder products in the period following announcement of the merger agreement. These orders appear to have been last time buy opportunities for such customers, and the purchases propelled sales revenues through the first quarter just ended. These orders have been substantially filled, revenues are expected to diminish, and Biotel does not project profitability through the remainder of the fiscal year.

“Furthermore, Medicare has recently announced that event recorder reimbursement will diminish 7% and Holter reimbursement will diminish 16% in 2010. This may place downward pressure on pricing and sales of our traditional non-wireless product lines. Agility’s business has diminished due to fewer contracted atrial fibrillation clinical trials, the principal source of Agility’s revenues. Agility is incurring operating losses but has won new arrhythmia clinical research business projected to begin in June, 2010.”

	3 months ended September 30, 2009	3 months ended September 30, 2008	% Change

Revenue	$3,263,000	$3,168,000	3.0%
Net Income	$128,000	$328,000	(60.9%	)
Earnings Per Share, Basic	$0.05	$0.12
Earnings Per Share, Diluted	$0.04	$0.11

-End-